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PRESS RELEASE

U.S. GOLD CORPORATION ANNOUNCES

RESIGNATION OF RICHARD F. MAURO AS DIRECTOR

For Immediate Release

Denver, Colorado (March 3, 2006) - - U.S. Gold Corporation (OTC BB: USGL) announced today the resignation of Richard Mauro as a director of U.S. Gold, as of March 1, 2006. Mr. Mauro stated that his resignation from the board of U.S. Gold is due to personal reasons and was not influenced by the direction or policies of the Company.

“Richard has been of tremendous value to U.S. Gold.  On behalf of the Company I would like to acknowledge his significant contributions in helping U.S. Gold over the past 3 years and wish him all the best with his future endeavors,” stated Rob McEwen, Chairman and CEO of U.S. Gold.

For further information contact:

William F. Pass
Vice President and Chief Financial Officer
Tel: (303) 238-1438
Fax: (303) 238-1724
bill@usgold.com
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215